UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 24, 2006

Willow Financial Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-49706	80-0034942
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)	Identification No.)

170 South Warner Road, Wayne, Pennsylvania	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(610) 995-1700

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On October 24, 2006, the Board of Directors (the “Board”) of Willow Financial Bancorp, Inc. (the “Company”), upon recommendation of the Compensation Committee of the Board, took action with respect to various compensation arrangements for executive officers of the Company.

The Company previously implemented a Supplemental Executive Retirement Plan (the “SERP”), effective as of April 1, 2006, which is designed to provide deferred compensation retirement benefits to selected members of management.  In the fiscal year ended June 30, 2006, the Company recognized $180,000 of compensation expense related to the SERP, which is an unfunded, nonqualified cash based defined contribution retirement plan.  Based on the recommendation of management to reduce costs, the Board determined to reverse the fiscal 2006 contribution amounts under the SERP, which were unvested, and to suspend any further SERP contributions at this time.  As a result, the $180,000 SERP expense previously recognized in fiscal 2006 will be reversed and recognized as income in the quarter ended September 30, 2006.  The Company does not currently anticipate that it will accrue any expense related to the SERP for fiscal 2007.

The Company also maintains an Executive Bonus Program which is designed to provide year-end cash bonuses depending upon, among other factors, the Company’s and the officer’s performance in relation to certain pre-established benchmarks during the fiscal year.  As previously reported in the Company’s proxy statement, dated October 3, 2006, for the fiscal year ended June 30, 2006, bonuses were paid under the Executive Bonus Program to Joseph T. Crowley, Chief Financial Officer, Ammon J. Baus, Chief Credit Officer, G. Richard Bertolet, Chief Lending and Sales Officer, and Matthew D. Kelly, Chief Wealth Management Officer of $73,500, $31,500, $38,961 and $29,488, respectively.  Ms. Donna M. Coughey, President and Chief Executive Officer, did not participate in the Executive Bonus Program for fiscal 2006 because she received a retention bonus upon the one-year anniversary of the Company’s merger with Chester Valley Bancorp Inc. pursuant to the terms of her employment agreement and the merger agreement.  The bonuses paid for fiscal 2006 to Messrs. Crowley, Bertolet and Baus were approximately $48,000 greater in the aggregate than the levels provided in the Executive Bonus Plan because, in calculating the fiscal 2006 bonus payments, the Board assumed a slightly higher return on equity benchmark than the level the Company actually achieved in fiscal 2006.  The Board determined, based upon consideration of all relevant factors, that the bonus amounts paid to such executives for fiscal 2006 were appropriate and that no further adjustments were necessary.  With respect to the fiscal year ending June 30, 2007, Ms. Coughey as well as Messrs. Crowley, Baus, Bertolet and Kelly will participate in the Executive Bonus Program.  For fiscal 2007, the Executive Bonus Program is designed to provide bonus payments at various incremental levels ranging from 30% to 45% of base salaries.  Actual bonus amounts for fiscal

2007 will be determined by the Compensation Committee and the Board after consideration of various factors, including the performance of the Company and the executive in relation to pre-established benchmarks related to the Company’s annual budget, not all of which are applicable to each executive but which include:  earnings per share; average core deposits; the amount and type of fee income; the Company’s efficiency ratio; the level of mortgage banking fees; the amounts of average outstanding loan balances, total deposit balances, and demand deposit balances; levels of other real estate owned and the ratios of classified loans to total loans and delinquent loans to total loans; internal department review ratings; the average amounts of outstanding private banking loans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WILLOW FINANCIAL BANCORP, INC.

Date: October 30, 2006	By:	/s/ Joseph T. Crowley
Joseph T. Crowley
Chief Financial Officer